Exhibit 99.1

Balchem Corporation Acquires Albion International, Inc.

New Hampton, New York, February 1, 2016.  Balchem Corporation (NASDAQ:BCPC) today announced that it acquired Albion International, Inc., a privately held manufacturer of mineral amino acid chelates, specialized mineral salts and mineral complexes, headquartered in Clearfield, Utah for a purchase price of $111.5 million in cash. Albion’s 2015 revenues were approximately $53.5 million. The acquisition purchase price reflects a multiple of approximately 10.7 times 2015 EBITDA, excluding any synergies. The transaction consideration is subject to certain adjustments as provided in the definitive agreement. The purchase price will be financed through the Company’s existing revolving credit facility and cash on hand.  The transaction is expected to be immediately accretive to Balchem’s earnings per share.

Albion has been a world leader and innovator in the manufacture of superior organic mineral compounds for sixty years.  With over 100 patents, Albion leverages scientific expertise in the areas of both human and plant nutrition. Albion’s products are renowned in the supplement industry for technologically advanced, unparalleled bioavailability.

With this acquisition, Balchem continues to expand its science based human health and wellness solutions.  Already the global leader in the essential nutrient, choline, Balchem will immediately expand the combined company's product offerings in the nutritional ingredient market by adding Albion’s premier branded innovative chelated minerals to its portfolio.  The combined company will also benefit from a broader geographic footprint and an even stronger position as a technological leader in spray-drying and ingredient delivery solutions.

“We are very excited to add Albion’s deep scientific expertise, broad patent portfolio, and premium branded products to our company.  This acquisition creates a broader nutritional platform for Balchem that will help our customers improve their nutritional and wellness solutions,” said Ted Harris, President and CEO of Balchem.

About Balchem
Balchem Corporation consists of four business segments:  SensoryEffects; Animal Nutrition and Health; Specialty Products; and Industrial Products.  The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and the Industrial Products segment, provides certain derivative products into industrial applications, predominately as a component for hydraulic fracturing of shale natural gas wells.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Balchem or SensoryEffects and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations and risks and factors identified in

52 Sunrise Park Road	• New Hampton, New York 10958	• Tel. 845.326.5600	• Fax 845.326.5742	• www.balchem.com

Balchem Corporation (NASDAQ:BCPC)

Balchem’s annual report on Form 10-K for the year ended December 31, 2014. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date, except as required by law.

Balchem Contact:	Suzanne Hart, Investor Relations
Telephone: 845-326-5600
E-mail: bcpc-ir@balchem.com